Exhibit 99.1

Hologic Announces Offering of $350 Million of Senior Notes Due 2025

–Proceeds Expected to Contribute to Retirement of Remaining Convertible Notes–

Marlborough, Mass. (October 4, 2017) – Hologic, Inc. (NASDAQ: HOLX) announced today that it has launched, subject to market and other conditions, a private offering of $350 million aggregate principal amount of senior notes due 2025. Hologic intends to use the proceeds of the offering and available cash, including funds from its new five-year secured credit agreement, to retire the Company’s remaining convertible notes, including through repurchases or redemptions, when they become callable in December of 2017 and March of 2018.

The 2025 notes will not be registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities law. The 2025 notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States in accordance with Regulation S under the Securities Act.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction where the offer, solicitation or sale is not permitted.

About Hologic, Inc.

Hologic, Inc. is an innovative medical technology company primarily focused on improving women’s health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Hologic, The Science of Sure, and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, the Company’s intention to issue the 2025 notes and the use of proceeds of the offering, including the Company’s plans to retire its remaining convertible notes. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. The offering may also be adversely affected by prevailing credit markets, which have been subject to significant volatility, or adverse changes to Hologic’s business or prospects. Hologic cannot assure it will complete the issuance of the 2025 notes on favorable terms, if at all. In addition, Hologic’s election to redeem or repurchase the convertible notes will be at its sole discretion, based upon market and business conditions at the time of such determination. The risks included above are not exhaustive. Other factors that could adversely affect the Company’s business and prospects are described in the filings made by Hologic with the SEC. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact

Michael Watts

Vice President, Investor Relations and

Corporate Communications

(858) 410-8588